Exhibit 11(a)

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Fidelity Institutional Cash Portfolios: Treasury Only, Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Fidelity Money Market
Trust: Rated Money Market, and Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Fidelity Institutional Tax-Exempt Cash Portfolios: Tax-Exempt of our report dated April 29, 1997 on the financial statements and financial highlights included in the March 31, 1997 Annual Report to Shareholders of Treasury Only, Rated Money Market and Tax-Exempt.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Treasury Only's, Rated Money Market's and Tax-Exempt's Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Dallas, Texas
May 23, 1997